Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Funds Group (Invesco Funds Group) of our reports dated February 19, 2026, relating to the financial statements and financial highlights of Invesco Global Small Cap Equity Fund, Invesco International Small Company Fund, Invesco Global Core Equity Fund and Invesco Small Cap Equity Fund which appear in AIM Funds Group (Invesco Funds Group)’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2026